RUBY CREEK RESOURCES

750 3rd Ave., 11th Floor
New York, NY USA 10017
+1.212.679.5711
www.rubycreekresources.com

6th Floor, Amani Place, Ohio St.
Dar es Salaam, Tanzania
+255.774.634.777
info@rubycreekresources.com

RUBY CREEK OBTAINS FIRST GOLD PLATEAU MINING LICENSE

NEW YORK, NY, January 12, 2011 -- Ruby Creek Resources, Inc. (OTCBB: RBYC) is pleased to announce it has entered into an Agreement to acquire its first mining license on the Gold Plateau Project in southern Tanzania. The 25-year, 10 sq km mining license comes as part of the acquisition of the 139 sq km (54 sq mile) property package owned by the privately held company, Gold Standard Tanzania Ltd. The property is immediately adjacent to and on the west-northwest border of Ruby Creek's Gold Plateau Project, Mkuvia 1 Property, acquired in November 2009.

Ruby Creek has made two acquisitions, each for US$1,500,000. The first acquisition is for the purchase of the 95% controlling interest of Gold Standard Tanzania Ltd. whose assets include a 25-year, 10 sq km mining license issued in September 2010, two Prospecting License Joint Ventures of 40 and 89 sq km, a Regional Environmental Report on the combined 139 sq km property and an established mining camp. The second acquisition is for the purchase of mining equipment located both on-site and in Dar es Salaam. This equipment includes excavators, dump trucks, loaders, bulldozers, supply and support vehicles, and other mining equipment that increases our production capacity.

The total acquisition cost of the assets including the mining license, property and mining equipment is US$3,000,000 plus the assumption of certain liabilities approximating US$585,000. The terms of each Agreement include a cash payment of US$500,000 on closing, totaling US$1,000,000 and an 18-month US$1,000,000 convertible debenture on each Agreement totaling US$2,000,000. On closing, Ruby Creek will own 95% of Gold Standard Tanzania Ltd. and 100% of the mining equipment.

Gold Standard Tanzania had the foresight to complete and get approved a regional Environmental and Sociological Impact Assessment (ESIA) over the 139 sq km property. The data from this ESIA will form the basis for and expedite Ruby Creek's multiple ESIA reports to cover our 859 sq km (332 sq mile) Gold Plateau Project.

These acquisitions greatly accelerate Ruby Creek's gold production goals that are now moved ahead to early 2011. Acquiring and shipping mining equipment to Tanzania can be a very lengthy process. Equipment can take up to a year to arrive on site. As part of the Agreements, Gold Standard's large array of operational mining equipment, most of which is located at the Mining License area and only 20 km from Ruby Creek's Gold Plateau mining camp, will be available immediately to begin gold production.

Robert Moriarty, President of Gold Standard Ltd., comments: "This is a giant and very unique gold project and it makes a lot more sense to work together than to proceed independently. We have done a lot of work on the ground and I'd love to see it in production. With Gold Standard's and Ruby Creek's properties bordering each other and Ruby's commitments to this Project, this Agreement makes extremely good sense. Both Companies share similar strategies for bringing this gold deposit into production. I look forward to my new role in advising Ruby Creek, closing the transaction and producing gold – a mutually beneficial situation for both Gold Standard and Ruby Creek employees and investors."

Robert Slavik, President and CEO of Ruby Creek, said, "I am very excited and pleased about these acquisitions and our new relationship. It's an unexpected gift to our employees and shareholders. This first mining license adds so much value to our Company. It has only been 14 short months since our first gold property acquisition in the south of Tanzania. The acquisitions of Gold Standard's assets brings not only the certainty of a 25-year mining license, but also adds the very valuable regional environmental data. This regional report will allow us to rapidly increase the number of mining licenses on the Gold Plateau project. Obtaining our first mining license coupled with our pending primary mining license contract mining agreement, will allow us to begin mining gold shortly. Mr. Moriarty's continued involvement as an advisor will add to our technical knowledge and aid Ruby Creek in solidifying our gains and expanding. Our Project has grown much larger than we initially envisioned. I am very thankful for all the people that have joined our Company over the past year, are sharing our dream and step by step are making it a reality."

About Ruby Creek Resources, Inc.

Ruby Creek Resources, Inc. (www.rubycreekresources.com) is an exploration and mining company. Ruby Creek operates in Tanzania through its subsidiaries, Ruby Creek Gold (Tanzania) Limited and Ruby Creek Resources (Tanzania) Limited. Ruby Creek is the operator of the Tanzania Gold Plateau Project, establishing operations and infrastructure, along with the permitting processes, in support of the full development and commencement of gold mining.

Forward-Looking Statements

This news release may include certain "Forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act, as amended. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. This notice expressly qualifies all forward-looking statements in this release. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward- looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors, which may be identified, from time to time in the Company's public announcements.

Signed
"Robert Slavik"
Robert Slavik
President, Ruby Creek Resources, Inc.

For Further Information Contact

Toby Hansen
Corporate Communications
+ 1 (212) 679-5711 ext 310
thansen@rubycreekresources.com